Exhibit 4.2

EXECUTION VERSION

FIRST AMENDMENT TO SECOND AMENDED AND RESTATED MASTER NOTE FACILITY

This FIRST AMENDMENT TO SECOND AMENDED AND RESTATED MASTER NOTE FACILITY, dated as of June 23, 2020 (this “Amendment”), is among Henry Schein, Inc., a Delaware corporation (the “Company”), NYL Investors LLC (as successor in interest to New York Life Investment Management LLC), a Delaware limited liability company (“New York Life”), as purchaser, and the other financial institution and other entities party hereto that constitute each of the holders of the Notes outstanding as of the date hereof (the “Holders”).

W I T N E S S E T H

WHEREAS, reference is made to that certain $300,000,000 Second Amended and Restated Master Note Facility, dated as of June 29, 2018, by and among the Company, New York Life and each Holder party thereto (as amended, restated, modified, or supplemented from time to time, the “Note Facility”);

WHEREAS, the Company has requested that the Note Facility be amended by this Amendment in order to, among other things, (i) extend the Issuance Period and (ii) effect certain changes to the covenant set forth in Section 10.1 of the Note Facility;

WHEREAS, the Company, New York Life and the Holders are willing to enter into such amendments subject and pursuant to the terms and conditions of this Amendment;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows:

SECTION 1.    Defined Terms. Unless otherwise defined herein, capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Note Facility.

SECTION 2.    Amendment to the Note Facility. Effective as of the First Amendment Effective Date, the Note Facility is hereby amended as follows:

(a)    Subsection 2.2(a) of the Note Facility is hereby amended and restated in its entirety as follows:

“(a)    June 23, 2023 (or if such day is not a Business Day, the Business Day next succeeding such day);”

(b)    The first sentence of the first paragraph of Section 5 of the Note Facility is hereby amended and restated in its entirety as follows:

“The Purchasers and the holders of the Notes recognize and acknowledge that the Company may supplement the following representations and warranties in this Section 5, including the Schedules related thereto, pursuant to a Request for Purchase; provided that (i) no such supplement to any representation or warranty applicable to any particular Closing Date shall change or otherwise modify or be deemed or construed to change or otherwise modify any representation or warranty given on any other Closing Date or any determination of the falseness or inaccuracy thereof pursuant to Section 11(b), and (ii) no supplement to Section 5.2 as to any particular Closing Date shall be made after the Company makes a Request for Purchase in respect of such Closing Date.”

(c)    Subsection 5.2 of the Note Facility is hereby amended and restated in its entirety as follows:

“This Agreement and the documents, certificates or other writings (including the financial statements described in Section 5.1 and the financial statements provided pursuant to the terms hereof) delivered to the Purchasers by or on behalf of the Company in connection with the transactions contemplated hereby (this Agreement and such documents, certificates or other writings and financial statements delivered to each Purchaser prior to the date of delivery of the applicable Request for Purchase being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since the end of the most recent fiscal year for which audited financial statements have been furnished there has been no change in the financial condition, operations, business or properties of the Company or any Subsidiary except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents. For the purposes of this Section 5.2, the Disclosure Documents shall be deemed to include all filings made with, or furnished to, the Securities and Exchange Commission by the Company pursuant to sections 13 or 15(d) of the Exchange Act, and the Company shall be deemed to have made delivery of any such Disclosure Document if it shall have timely made such Disclosure Document available on the Securities and Exchange Commission’s Electronic Data Gathering Analysis, and Retrieval system, or its successor thereto (“EDGAR”). Notwithstanding the foregoing, for purposes of this Section 5.2, and only from the First Amendment Effective Date until December 31, 2020, the impacts of the existing Coronavirus pandemic on the business, operations or financial condition of the Company and its Subsidiaries taken as a whole that have occurred and were disclosed in writing to New York Life prior to the First Amendment Effective Date will be disregarded.”

(d)    Subsection 7.2(a) of the Note Facility is hereby amended and restated in its entirety as follows:

“(a) simultaneously with the delivery of the financial statements referred to in subsections 7.1(a) and (b), a certificate of the chief financial officer or treasurer of the Company, (i) certifying that to the best of his knowledge (A) no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, (B) the Company is in compliance with the requirements of subsections 10.1 (including reasonably detailed calculations), 10.2(p), 10.3(a), 10.3(b)(viii) and 10.5(g) (and including with respect to each such subsection, if requested, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such subsections, and the calculation of the amount, ratio or percentage then in existence), (C) whether any Subsidiary that is not a Guarantor has executed any Guaranty with respect to any Principal Debt Facility during the relevant period, and (D) such financial statements have been prepared in accordance with GAAP (subject in the case of subsection 7.1(b) to normal, recurring, year-end adjustments and except for the absence of GAAP notes thereto), (ii) setting forth a reconciliation of the treatment of leases which are or would be deemed by GAAP as in effect on the date hereof to be treated as operating leases, in form and substance reasonably satisfactory to the Required Holders and (iii) with respect to the financial statements delivered pursuant to Section 7.1(b), to the extent the Leverage Spike is accruing as of the date of such certificate, a reasonably detailed calculation of the Consolidated Net Leverage Ratio as of the last day of the four consecutive fiscal quarters of the Company in respect of which such certificate is delivered;”

(e)    Subsection 10.1 of the Note Facility is hereby amended and restated in its entirety as follows:

“10.1    Consolidated Net Leverage Ratio.

(a)    The Company will not (i) permit the Consolidated Leverage Ratio at any time during any period of four consecutive fiscal quarters of the Company (in each case taken as one accounting period) ending on or before March 31, 2020, to exceed 3.25 to 1.0, (ii) permit the Consolidated Net Leverage Ratio at any time during any period of four consecutive fiscal quarters of the Company (in each case taken as one accounting period) ending after March 31, 2020 and on or before March 31, 2021 to exceed 3.75 to 1.0 or (iii) subject to Section 10.1(c), permit the Consolidated Leverage Ratio at any time during any period of four consecutive fiscal quarters of the Company (in each case taken as one accounting period) ending after March 31, 2021 to exceed 3.25 to 1.0.

(b)    If at any time during the Leverage Spike Period, the Consolidated Net Leverage Ratio exceeds, as of the last day of any fiscal quarter of the Company, 3.00 to 1.0, the interest rate applicable to the Notes shall increase by 1.00% per annum for the fiscal quarter next succeeding such fiscal quarter (such increase, a “Leverage Spike”).

(c)    (i) If, after March 31, 2021, the Company consummates an acquisition permitted by this Agreement for aggregate cash consideration exceeding $150,000,000 (each, a “Material Acquisition”), the Company may elect, upon written notice to New York Life and each holder of a Note, to increase the maximum Consolidated Leverage Ratio permitted by Section 10.1(a)(iii) to 3.75 to 1.0 for the fiscal quarter in which such Material Acquisition is consummated and the three consecutive fiscal quarters of the Company following such Material Acquisition (each, a “Four Quarter Period”) (retroactive to the first day of such Four Quarter Period); provided, however, that if the Consolidated Leverage Ratio is equal to or less than 3.25 to 1.0 at the end of any fiscal quarter during the Four Quarter Period, it may not exceed 3.25 to 1.0 at the end of any subsequent fiscal quarter (regardless of whether such fiscal quarter falls within the Four Quarter Period) unless and until it can and does make another election under this clause (i). Such notice shall be provided no later than the last Business Day of the fiscal quarter of the Company in which the relevant Material Acquisition is consummated.

(ii)    If the Company makes the election provided for in Section 10.1(c)(i), the interest rate applicable to the Notes shall increase by 0.50% per annum above the rate otherwise prevailing for each fiscal quarter of the Company following a fiscal quarter occurring during the Four Quarter Period at the end of which the Consolidated Leverage Ratio for the four fiscal quarters of the Company ending with (and including) such fiscal quarter exceeds 3.25 to 1.0 (such increase, an “Acquisition Spike”).

(iii)    The Company may not make the election provided for in Section 10.1(c)(i) more than three times after the Original Closing Date and may not make such election at any time after the first such election unless there has been at least one fiscal quarter of the Company following a Four Quarter Period at the end of which fiscal quarter the Consolidated Leverage Ratio did not exceed 3.25 to 1.0.

(d)    If an interest payment on any Notes is due after the last day of any fiscal quarter of the Company, but before the Consolidated Net Leverage Ratio or the Consolidated Leverage Ratio, as the case may be, as of such last day has been calculated, then the Company shall pay an amount calculated as if the interest rate in effect on such last day had continued thereafter. If such calculation shows that there was a change in the interest rate on the Notes effective as of the first day following such last day, then the amount of interest payable by the Company on the next succeeding interest payment date in respect of such Notes shall be increased or decreased, as applicable, to the extent necessary to reflect the interest rate that should have been taken into account as of such first following day.”

(f)    Subsection 10.2(j) of the Note Facility is hereby amended and restated in its entirety as follows:

“(j) judgment and other similar Liens arising in connection with court proceedings in an aggregate amount not in excess of $10,000,000 (except to the extent covered by independent third-party insurance) provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;”

(g)    Section 10 of the Note Facility is hereby amended by adding the following new Subsection 10.12:

“Section 10.12.     Restricted Payments.

Until the later of (i) the date of termination of the Leverage Spike Period and (ii) the date that no other Principal Credit Facility has a restriction on the payment of Restricted Payments, the Company will not declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Equity Interests of the Company (any such dividend, payment or setting apart, a “Restricted Payment”), whether outstanding on the First Amendment Effective Date or thereafter, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company or any Subsidiary, except (a) the Company may make Restricted Payments in the form of Equity Interests of the Company and (b) the Company may make Restricted Payments in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of the Company.”

(h)    Section 22 of the Note Facility is hereby amended by adding the following new Subsection 22.11:

“Section 22.11.    Divisions.

For all purposes under the Note Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of Equity Interests at such time.”

(i)    Schedule A of the Note Facility is hereby amended by adding the following new definitions in alphabetical order:

“364-Day Credit Facility” means the $700,000,000 Credit Agreement dated as of April 17, 2020, among the Company, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, U.S. Bank, National Association, as syndication agent, the lenders party thereto, and T.D. Bank, N.A., ING Bank, N.V., Dublin Branch, MUFG Bank, Ltd., The Bank of New York Mellon and UniCredit Bank, A.G., as co-documentation agents, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Additional Interest” means, at any time, the sum of the Acquisition Spike (if any) and the Leverage Spike (if any) at such time.

“Cash Equivalents” means as of any date, (a) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof having maturities of not more than one year from such date rated at least A- or the equivalent thereof by S&P or A3 or the equivalent thereof by Moody’s, (b) time deposits and certificates of deposits having maturities of not more than one year from such date and issued by any domestic commercial bank having (i) senior long term unsecured debt rated at least A- or the equivalent thereof by S&P or A3 or the equivalent thereof by Moody’s and (ii) capital surplus in excess of $100,000,000, (c) commercial paper rated at least A-2 or the equivalent thereof by S&P or P-2 or the equivalent thereof by Moody’s and in either case maturing within 120 days from such date and (d) shares of any money market mutual fund rated at least AA- or the equivalent thereof by S&P or at least Aa3 or the equivalent thereof by Moody’s.

“Consolidated Net Debt” means, at any date of determination, (a) Consolidated Total Debt at such date minus (b) Unrestricted Cash at such date in an aggregate amount not to exceed $250,000,000.

“Consolidated Net Leverage Ratio” means at any date of determination, the ratio of (a) Consolidated Net Debt on such date to (b) Consolidated EBITDA for the period of the four fiscal quarters ending on (or most recently ended prior to) such date.

“Cost Savings” means reductions in salary expenses, benefit expenses and other related expenses of the Company resulting from a reduction in its workforce and are reasonably determined by the Company in good faith.

“Designated Charges” means, for any period, subject to the last two sentences of this definition, the sum of (a) to the extent deducted in computing Consolidated Operating Income for such period, the aggregate of total (i) extraordinary, unusual or non-recurring charges and expenses and (ii) Restructuring Expenses plus (b) Pro Forma Cost Savings for such period. The sum of Restructuring Expenses and Pro Forma Cost Savings for any period shall not exceed (1) in the case of any such period ending on or prior to December 31, 2019, 10% of Consolidated EBITDA for such period, (2) in the case of any such period ending after December 31, 2019 and on or prior to March 31, 2021, $100,000,000 and (3) in the case of any such period ending after March 31, 2021, 10% of Consolidated EBITDA for such period; Restructuring Expenses and Pro Forma Cost Savings shall be determined on a consolidated basis in accordance with GAAP and calculated consistently with the Company’s calculation thereof in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016. The aggregate amount of Pro Forma Cost Savings for any period of four fiscal quarters ending after March 31, 2020 and on or prior to March 31, 2021 shall not exceed $25,000,000.

“First Amendment” means that certain First Amendment to Second Amended and Restated Master Note Facility, dated as of June 23, 2023, among the Company, New York Life and each holder party thereto.

“First Amendment Effective Date” has the definition set forth in the First Amendment.

“Leverage Spike” is defined in Section 10.1.

“Leverage Spike Period” means the period commencing on the First Amendment Effective Date and ending on (and including) the first date on which the Company delivers evidence to the holders of Notes that (i) the Consolidated Leverage Ratio is less than or equal to 3.25 to 1.00 for a period of four consecutive fiscal quarters of the Company ending on or after June 30, 2021 and (ii) no Event of Default has occurred or is continuing on such date.

“Moody’s” means Moody’s Investors Service, Inc., or any successor.

“Pro Forma Cost Savings” means (a) in respect of the four quarters of the Company ending on June 30, 2020 the Cost Savings attributable to the fiscal quarter of the Company ending on such date multiplied by three, (b) in respect of the four quarters of the Company ending on September 30, 2020 an amount equal to the Cost Savings attributable to the period of two consecutive fiscal quarters of the Company ending on such date, (c) in respect of the four quarters of the Company ending on December 31, 2020 the Cost Savings attributable to the period of three consecutive fiscal quarters of the Company ending on such date multiplied by one third and (d) zero thereafter.

“Restricted Payment” is defined in Section 10.12.

“Restructuring Expenses” means restructuring, consolidation, transaction, integration or other similar charges and expenses.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Company, or its successors or assigns.

“Unrestricted Cash” means as at any date of determination, the aggregate amount of cash and Cash Equivalents included in the cash accounts that would be listed on the consolidated balance sheet of the Company and its Subsidiaries, determined on such date on a consolidated basis in accordance with GAAP and as calculated consistent with the manner disclosed by the Company in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016, to the extent such cash and Cash Equivalents are not (a) subject to a Lien securing any Indebtedness or other obligations or (b) classified as “restricted.”

(j)    The definition of “Consolidated EBITDA” in Schedule A of the Note Facility is hereby amended and restated in its entirety as follows:

“Consolidated EBITDA” means for any period, Consolidated Operating Income plus, without duplication, (a) Consolidated Interest Income, (b) depreciation, (c) amortization, (d) the Designated Charges and (e) to the extent deducted in computing Consolidated Operating Income, stock-based compensation of the Company and its Subsidiaries in each case for such period and determined on a consolidated basis in accordance with GAAP and, except for Designated Charges consisting of Pro Forma Cost Savings, as calculated consistent with the manner disclosed by the Company in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016.”

(k)    The definition of “Existing Credit Facility” in Schedule A of the Note Facility is hereby amended and restated in its entirety as follows:

“Existing Credit Facility” means the $750,000,000 Credit Agreement, dated as of April 18, 2017 (as amended by the First Amendment dated as of June 29, 2018, and as further amended by the Second Amendment dated as of April 17, 2020), among the Company, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, the syndication agent, the lenders party thereto and JPMorgan Chase Bank, N.A. and U.S. Bank National Association, as joint lead arrangers and joint bookrunners, as the same may be amended, supplemented, restated or otherwise modified from time to time.

(l)    The definition of “Principal Debt Facility” in Schedule A of the Note Facility is hereby amended and restated in its entirety as follows:

“Principal Debt Facility” means any agreement, instrument or facility, and any renewal, refinancing, refunding or replacement thereof, or any two or more of any of the foregoing forming part of a common interrelated financing or other transaction (collectively, a “Debt Agreement”) in respect of which the Company or any Subsidiary is a borrower, guarantor or other obligor, providing for the incurrence of Indebtedness by the Company or any Subsidiary in an aggregate principal amount equal to or in excess of $200,000,000 (or the equivalent thereof in any other currency), regardless of the principal amount outstanding thereunder from time to time. For the avoidance of doubt, each of the Existing Credit Facility, the 364-Day Credit Facility, the Existing Note Agreement, the Prudential Shelf Agreement and the MetLife Note Agreement is a Principal Debt Facility.

(m)    Exhibits A-1, A-2, A-3, A-4, and A-5 of the Note Facility are hereby amended to delete the reference to “Acquisition Spike” therein, and to insert in lieu thereof “Additional Interest”.

SECTION 3.    Amendment and Restatement of Existing Notes. Subject to the satisfaction of the conditions precedent set forth in Section 5 hereof, the Series A Notes, the Series B Notes, the Series C Notes and the Series D Notes (collectively, the “Existing Notes”) are hereby, automatically and without any further action, amended and restated in their entirety to delete the reference to “Acquisition Spike” therein and to reflect in lieu thereof “Additional Interest”. The parties hereto hereby acknowledge and agree that the amendments to the Existing Notes set forth herein could have been effected through an agreement or instrument of amendment, and for convenience, the parties hereto have agreed to restate the terms and provisions of the Existing Notes, as amended hereby, pursuant to this Section 3. At the request of any Holder, the Company shall execute and deliver a new Note or Notes in the form of the relevant Exhibit (as amended by this Amendment) to the Note Facility, in exchange for, and in replacement of, each Holder’s Existing Note, within five Business Days of such request, registered in the name of such Holder, in the aggregate outstanding principal amount of such Existing Note and dated as of the last interest payment date of such Existing Note. Any Notes issued on or after the First Amendment Effective Date shall be in the form of the relevant Exhibit to the Note Facility, as amended by this Amendment. The parties hereto specifically agree and confirm that the transactions effected hereby and by the Existing Notes shall in no way evidence a new debt of the Company or a novation of the Existing Notes, but rather that all outstanding debt of the Company in respect of the Existing Notes is continued in full force and effect on the terms and conditions set forth in the Note Facility and the Existing Notes (in each case as modified by this Amendment). All outstanding amounts owing by the Company in respect of the Existing Notes shall continue to be owing under the Note Facility and the Existing Notes (without any further action required on the part of any Person), and shall be payable in accordance with the Note Facility and the Existing Notes (in each case as modified by this Amendment).

SECTION 4.    Representations and Warranties. To induce New York Life and the Holders to enter into this Amendment, the Company hereby represents and warrants to New York Life and the Holders that, both before (except with respect to Section 4(c) below) and after giving effect to this Amendment:

(a)    Each of the Company and its Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the requisite corporate or other applicable power and authority, and the legal right (in all material respects), to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (iii) where legally applicable, is duly qualified as a foreign corporation or other applicable entity and in good standing (or equivalent status) under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (iv) is in compliance with all Requirements of Law (provided that no representation or warranty is made in this subsection 5.3(d) with respect to Requirements of Law referred to in subsections 5.8, 5.10 or 5.15), except to the extent that the failure of the foregoing clauses (a) (only with respect to Subsidiaries of the Company which are not Guarantors), (c) and (d) to be true and correct could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)    The execution, delivery and performance by the Company of this Amendment (i) are within the Company’s requisite corporate or other applicable power and authority; (ii) have been duly authorized by all necessary corporate action; (iii) will not violate any Requirement of Law or Contractual Obligation of the Company or any if its Subsidiaries, except for such violations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; (iv) will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and (v) will not require any consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person with respect to the Company or any of its Restricted Subsidiaries except for such consents, authorizations, filings, notices or other acts which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(c)    This Amendment has been duly executed and delivered on behalf of the Company. This Amendment constitutes and, upon execution and delivery thereof, will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing;

(d)    After giving effect to this Amendment, the representations and warranties contained in the Note Facility (except with respect to Section 5.6, as disclosed in the Company’s Quarterly Report on Form 10-Q or in the Company’s Annual Report on Form 10-K, in each case, most recently filed with the Securities and Exchange Commission) and the other Note Documents are true and correct in all material respects as of the First Amendment Effective Date except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date;

(e)    This Amendment and the documents, certificates or other writings delivered to the Holders by or on behalf of the Company in connection with the amendments set forth herein, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the other documents, certificates or other writings delivered to the Holders by or on behalf of the Company in connection with the amendments set forth herein;

(f)    No event has occurred and no condition exists that, either before or after giving effect to this Amendment, constitutes or would constitute a Default or an Event of Default;

(g)    No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Amendment; and

(h)    The Company has not paid, nor has it agreed to pay, any fees or other compensation in connection with the amendments described in Section 5(a), (b), (c) and (d) below, apart from an amendment fee equal to 0.10% of the principal amount of notes outstanding (i) under the MetLife Note Agreement in connection with the MetLife Amendment (as hereinafter defined), and (ii) under the Prudential Shelf Agreement in connection with the Prudential Amendment (as hereinafter defined).

SECTION 5.    Conditions to Effectiveness. The amendments set forth in Section 2 of this amendment shall become effective on the date on which the following conditions precedent have been satisfied or waived (the first date on which such conditions shall have been so satisfied or waived, the “First Amendment Effective Date”):

(a)    The Company, New York Life and the Holders shall have executed and delivered a counterpart of this Amendment.

(b)    The Holders shall have received a fully executed copy of an amendment agreement to the Existing Credit Facility, dated as of April 17, 2020, by and among the Company, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto, in form and substance satisfactory to the Required Holders.

(c)    The Holders shall have received a fully executed copy of an amendment agreement to the MetLife Note Agreement, dated as of the date hereof (the “MetLife Amendment”), by and among the Company, Metropolitan Life Insurance Company and MetLife Investment Advisors Company, LLC and the other holders of notes party thereto, in form and substance satisfactory to the Required Holders.

(d)    The Holders shall have received a fully executed copy of an amendment agreement to the Prudential Shelf Agreement, dated as of the date hereof (the “Prudential Amendment”), by and among the Company, PGIM, Inc., The Prudential Insurance Company of America and the other holders of notes party thereto, in form and substance satisfactory to the Required Holders.

(e)    The Holders shall have received a certificate signed by a Responsible Officer of the Company certifying that the conditions specified in clauses (h) and (i) of this Section 5 have been satisfied as of the First Amendment Effective Date.

(f)    The Holders shall have received a certificate of a Secretary or Assistant Secretary of the Company, dated as of the date hereof, (A) certifying as to the resolutions attached thereto, incumbency of applicable officers and other corporate proceedings relating to the authorization, execution and delivery of this Amendment, and (B) attaching true, correct and complete copies of the corporate charter and bylaws of the Company or certifying that the corporate charter and bylaws most recently provided to the Holders are still in full force and effect and have not since been amended, restated, supplemented or otherwise modified in any respect.

(g)    The Holders shall have received a good standing certificate for the Company from the Secretary of State of Delaware, dated of a recent date and such other evidence of the status of the Company as New York Life and the Holders may reasonably request.

(h)    Each of the representations and warranties set forth in Section 4 above shall be true and correct as of the date of the execution and delivery of this Amendment and as of the First Amendment Effective Date as if made on and as of such date (or, if any such representation and warranty is expressly stated to have been made as of a specific date, as of such specific date).

(i)    No Default or Event of Default shall have occurred and be continuing on and as of the First Amendment Effective Date or immediately after giving effect to this Amendment.

(j)    Each Holder shall have received payment of an amendment fee of 10 basis points (0.10%) of the principal amount of the outstanding Notes held by such Holder.

(k)    The Company shall have paid the reasonable fees and disbursements of the Holders’ special counsel in accordance with Section 7 below.

SECTION 6.    Effects on Note Facility. This Amendment shall be construed in connection with and as a part of the Note Facility and, except as specifically amended herein, the Note Facility shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Amendment may refer to the Note Facility without making specific reference to this Amendment, but nevertheless all such references shall include this Amendment unless the context otherwise requires.

SECTION 7.    Expenses. Without prejudice to the provisions of Section 15 (Expenses, Etc.) of the Note Facility, whether or not the amendments set forth herein become effective, the Company agrees to pay or reimburse New York Life and the Holders for all of their reasonable and invoiced out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of this Amendment and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonble and documented fees and disbursements of King & Spalding LLP, counsel to New York Life and the Holders.

SECTION 8.    GOVERNING LAW; WAIVER OF JURY TRIAL. THIS AMENDMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD PERMIT THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE. EACH PARTY HERETO HEREBY AGREES AS SET FORTH FURTHER IN SECTION 22.8 OF THE NOTE FACILITY AS IF SUCH SECTION WAS SET FORTH IN FULL HEREIN.

SECTION 9.    No Novation. This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Note Facility or an accord and satisfaction in regard thereto

SECTION 10.    Note Document. This Amendment shall constitute a “Note Document” for all purposes of the Note Facility and the other Note Documents.

SECTION 11.    Amendments; Execution in Counterparts; Electronic Execution. This Amendment shall not constitute an amendment of any other provision of the Note Facility not referred to herein and shall not be construed as a waiver or consent to any further or future action on the part of the Company that would require a waiver or consent of the Holders or New York Life. Except as expressly amended hereby, the provisions of the Note Facility are and shall remain in full force and effect. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, including by means of facsimile or electronic transmission, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

Delivery of an executed counterpart of a signature page of this Amendment by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record (each an “Electronic Signature”), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require New York Life to accept Electronic Signatures in any form or format without their prior written consent. Without limiting the generality of the foregoing, each party hereto hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the New York Life, the Company and the other parties hereto, electronic images of this Amendment or any other Note Documents (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of this Amendment or any of the other Note Documents based solely on the lack of paper original copies of this Amendment or any other Note Documents, including with respect to any signature pages hereto or thereto.

SECTION 12.    Successors and Assigns. All covenants and other agreements contained in this Amendment by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

SECTION 13.    Severability. Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

HENRY SCHEIN, INC.,
as the Company

by
/s/ Michael Amodio
	Name:	Michael Amodio
	Title:	Vice President and Treasurer

[Signature Page to First Amendment to Second A&R Master Facility Note (New York Life)]

NYL INVESTORS LLC

(as successor in interest to New York Life Investment Management LLC)

by
/s/ Christopher Carey
	Name:	Christopher Carey
	Title:	Corporate Vice President

NEW YORK LIFE INSURANCE COMPANY

by
/s/ Christopher Carey
	Name:	Christopher Carey
	Title:	Corporate Vice President

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

By: NYL Investors LLC, its Investment Manager

by
/s/ Christopher Carey
	Name:	Christopher Carey
	Title:	Managing Director

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION INSTITUTIONALLY OWNED LIFE INSURANCE SEPARATE ACCOUNT (BOLI 3)

By: NYL Investors LLC, its Investment Manager

by

/s/ Christopher Carey
Name:	Christopher Carey
Title:	Managing Director

[Signature Page to First Amendment to Second A&R Master Facility Note (New York Life)]

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION INSTITUTIONALLY OWNED LIFE INSURANCE SEPARATE ACCOUNT (BOLI 3-2)

By: NYL Investors LLC, its Investment Manager

by

/s/ Christopher Carey
Name:	Christopher Carey
Title:	Managing Director

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION INSTITUTIONALLY OWNED LIFE INSURANCE SEPARATE ACCOUNT (BOLI 30C)

By: NYL Investors LLC, its Investment Manager

by

/s/ Christopher Carey
Name:	Christopher Carey
Title:	Managing Director

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION INSTITUTIONALLY OWNED LIFE INSURANCE SEPARATE ACCOUNT (BOLI 30D)

By: NYL Investors LLC, its Investment Manager

by

/s/ Christopher Carey
Name:	Christopher Carey
Title:	Managing Director

[Signature Page to First Amendment to Second A&R Master Facility Note (New York Life)]

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION INSTITUTIONALLY OWNED LIFE INSURANCE SEPARATE ACCOUNT (BOLI 30E)

By: NYL Investors LLC, its Investment Manager

by

/s/ Christopher Carey
Name:	Christopher Carey
Title:	Managing Director

THE BANK OF NEW YORK MELLON, SOLELY IN ITS CAPACITY AS TRUSTEE UNDER THAT CERTAIN TRUST AGREEMENT DATED AS OF JULY 1ST, 2015 BETWEEN NEW YORK LIFE INSURANCE COMPANY, AS GRANTOR, JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.), AS BENEFICIARY, JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK, AS BENEFICIARY, AND THE BANK OF NEW YORK MELLON, AS TRUSTEE

By: NYL Investors LLC, its Investment Manager

by

/s/ Christopher Carey
Name:	Christopher Carey
Title:	Corporate Vice President

[Signature Page to First Amendment to Second A&R Master Facility Note (New York Life)]